UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2009

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 8.01	Other Events.

On November 10, 2009, Giraffe Properties, LLC, which will be renamed Toys “R” Us Property Company II, LLC (the “Issuer”), and, to the limited extent set forth therein, Toys “R” Us, Inc. (the “Company”), are, or will be a party to, a purchase agreement (the “Purchase Agreement”), with the initial purchasers named therein (the “Initial Purchasers”), providing for the purchase for cash by the Initial Purchasers of $725,000,000 aggregate principal amount of 8.50% Senior Secured Notes due 2017 (the “Notes”) of the Issuer. The Issuer is an indirect wholly-owned subsidiary of the Company. The Notes are being issued at a price equal to 98.573% of their face amount at maturity and will be secured by first priority security interests in all of the real estate properties of the Issuer. The Purchase Agreement contains customary representations, warranties and agreements and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. The closing of the sale of the Notes is expected to occur on or about November 20, 2009.

The Issuer intends to use the cash proceeds from the offering of the Notes, together with cash on hand, to repay the Issuer’s and its direct and indirect parent entities’ existing senior secured real estate loan and security agreement and related mezzanine loans in the aggregate amount of $600 million. In addition, in connection with the offering and the related transactions, MPO Properties, LLC (“MPO”), an indirect wholly-owned subsidiary of the Company, and its direct and indirect parent entities will repay their senior secured real estate loan and security agreement and related mezzanine loans in the aggregate amount of $200 million. Concurrently with the repayments, the Issuer and MPO will terminate their respective loan and security agreements and the related mezzanine loans. The Notes are solely the obligations of the Issuer and are not guaranteed by the Company or Toys “R” Us – Delaware, Inc.

The Notes were offered and will be issued to the Initial Purchasers in a private placement, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and will be resold by the Initial Purchasers to “qualified institutional buyers” pursuant to the exemption from registration set forth in Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Issuer will rely on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act.

The Initial Purchasers and certain of their affiliates have provided and may in the future provide financial advisory, investment banking and commercial banking services in the ordinary course of business to the Company, the Issuer and certain of their affiliates, for which they receive customary fees and expense reimbursement. In addition, affiliates of certain of the Initial Purchasers are agents and lenders under certain credit facilities of Toys “R” Us – Delaware, Inc. and certain other subsidiaries of the Company.

On November 10, 2009, the Company issued a press release to announce the pricing of the Notes. A copy of the press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

This report shall not constitute an offer to sell or a solicitation of offers to buy any securities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Press release dated November 10, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOYS “R” US, INC.

By:	/S/ F. CLAY CREASEY, JR.
Name:	F. Clay Creasey, Jr.
Title:	Executive Vice President – Chief Financial Officer

Date: November 10, 2009

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated November 10, 2009.